Exhibit 5.22

LEGAL OPINION

Dated 21 October 2011

To: Tomkins, Inc. and Tomkins, LLC (as hereinafter defined)

In relation to Gates Engineering & Services Hamriyah FZE

21 October 2011	BY EMAIL

To:	Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, CO 80202

Dear Sirs

In relation to Gates Engineering & Services Hamriyah FZE in connection with the Transaction Documents (as hereinafter defined).

We have been acting as local counsel to the Company (as hereinafter defined) and in that capacity we have been requested to provide you with this opinion in relation to the Laws (as hereinafter defined) in connection with the Transaction Documents (as hereinafter defined).

1.	INTRODUCTION

1.1	Documents reviewed

1.1.1	We refer to the Transaction Documents (as hereinafter defined) to which the Company is a party and to which this opinion relates.

1.1.2

For the purposes of this opinion, we have examined a signed PDF copy of the Indenture dated 29 September, 2010 between inter alia Tomkins, LLC (formerly known as Pinafore, LLC) and Tomkins, Inc. (formerly known as Pinafore, Inc.) (collectively, the “Issuers”), Pinafore Holdings, B.V. (as “Holdings”), the guarantors named therein and Wilmington Trust FSB (as “Trustee” and “Collateral Agent”) in relation to the issue of certain 9% senior secured second lien notes due 1 October 2018 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated 18 November 2010, the Second Supplemental Indenture dated 21 December 2010, the Third Supplemental Indenture dated 23 December 2010, the Fourth Supplemental Indenture dated 20 January 2011, the Fifth Supplemental Indenture dated 23 February 2011, the Sixth Supplemental Indenture dated 24 February 2011 and the Seventh Supplemental Indenture dated 3 March 2011 (by which the Company acceded to the obligations under the Indenture as a guarantor) (the “Seventh Indenture,” which together with the Original Indenture shall be hereinafter referred to as the “Transaction Documents”).

1.1.3

In addition to the Transaction Documents, we have reviewed a PDF of the Directors Certificate dated 11 October 2011 and each copy of the documents attached thereto (collectively and including the documents attached thereto where relevant, (Supporting Documents).

1.2	Definitions and interpretation

1.2.1	Save as otherwise defined herein or unless the context shall otherwise require, terms defined in the Transaction Documents shall have the same meanings when used in this opinion.

1.2.2	For the purposes of this opinion the following terms shall have the following meanings:

Company means Gates Engineering & Services Hamriyah FZE.

Court(s) means the civil and commercial courts of Sharjah.

FZE Regulations means the Hamriyah Free Zone Implementing Rules and Regulations Concerning the Establishment of Free Zone Establishments at Hamriyah Free Zone issued pursuant to Sharjah Emiri Decree No. 6 0f 1995.

HFZ Authority means the Hamriyah Free Zone Authority.

HFZ means the Hamriyah Free Zone.

Laws means the FZE Regulations and such Sharjah local and UAE federal laws (as are published in the relevant Official Gazette as at the date hereof and otherwise made publicly available) as are applicable in the HFZ to free zone establishments incorporated pursuant to the FZE Regulations.

SEC means United States Securities and Exchange Commission.

UAE means the United Arab Emirates.

1.2.3	In this opinion

(i)	paragraph headings are inserted for convenience only and shall not affect the construction of this opinion,

(ii)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa,

(iii)	references to a party or persons include bodies corporate and unincorporated and

(iv)	references to paragraphs are to paragraphs of this opinion.

1.3	Scope of opinion

1.3.1

Other than the Transaction Documents and the Supporting Documents, we have not examined any contracts, instruments or other documents entered into by or affecting the parties to the Transaction Documents or any corporate or other records and have not made any other inquiries concerning the transactions contemplated by the Transaction Documents or the parties thereto.

1.3.2

We have not inspected and express no opinion in relation to any agreement or document which is or may be ancillary to, referred to or cross-referenced in, or produced in support of, the Transaction Documents.

1.3.3	This opinion is limited to the matters expressly stated in paragraph 3. It is not to be extended by implication.

1.3.4

The opinions stated in paragraph 3 are subject to each of the assumptions set out in paragraph 2 and the qualifications and reservations set out in paragraph 4. Each such assumption, qualification and reservation which has the effect of limiting this opinion is independent and is not to be impliedly restricted by any other assumption, qualification or reservation.

1.3.5	We express no opinion on matters of fact.

1.3.6

We express no opinion on any commercial, fiscal, economic, financial, technical, environmental, political or other risk issues which may directly or indirectly affect the parties to the Transaction Documents in entering into any transactions contemplated by the Transaction Documents.

1.3.7

This opinion is not a guaranty as to what a Court would actually hold, but an opinion as to the decision we would expect that a Court should reach if the issue were properly presented to it and the Court followed what we believe to be the applicable legal principles.

1.3.8

The terms legal, valid, enforceable and binding as used in this opinion mean that the obligations assumed are of a type which are capable of being enforced and not that they will necessarily be enforced exactly in accordance with their terms.

1.3.9

This opinion relates only to the Laws existing at the time of issue of this opinion. We express no opinion as to rights, obligations or other matters (including change of law or circumstances) arising subsequent to the date hereof.

1.3.10

This opinion relates only to the Laws as applicable in the HFZ. We express no opinion with regard to any other laws and assume that no laws of any jurisdiction other than the Laws affect the conclusions in this opinion.

1.3.11

Without limiting the generality of the foregoing, we note that the Transaction Documents are expressed to be governed by the laws of the State of New York. We have not made any investigation of the laws of the State of New York and assume that the Transaction Documents which are expressed to be governed by the laws of the State of New York are valid and enforceable under the laws of the State of New York.

1.3.12	This opinion excludes any matter relating to the law and practice of Islamic Sharia.

1.3.13

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended. This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Securities and Exchange Commission under the Act. This opinion is given for the sole purpose of the transactions contemplated in the Transaction Documents.

We consent to your filing this letter as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

2.	ASSUMPTIONS

2.1	Assumptions

The opinions set out in paragraph 3 are given on the basis of the assumptions that:

(a)

all documents identified in this opinion as original are complete and authentic and all documents identified in this opinion as copies are complete and conform to the relevant duly signed, executed, (where relevant) registered, issued and delivered originals;

(b)	the Transaction Documents and the Supporting Documents have not been modified or have ceased to be in full force and effect;

(c)

the parties to the Transaction Documents (other than the Company) have the capacity, power and authority to sign, execute and deliver the Transaction Documents and to perform their obligations and exercise their rights thereunder and all necessary corporate and other actions by each such party to authorise the due and proper execution, delivery and performance of the Transaction Documents and to ensure that its obligations thereunder are legal, valid and binding have been duly taken and/or complied with, and all the relevant meetings of the board of directors and shareholders of all parties to the Transaction Documents (other than the Company) have been duly convened and held and a duly qualified quorum of directors and/or shareholders of all parties to the Transaction Documents (other than the Company) voted in favour of the relevant resolutions;

(d)

the entry into, execution and delivery by the parties to the Transaction Documents (other than the Company) and the performance by each party to the Transaction Documents of its respective obligations thereunder do not conflict with, violate or result in any breach of any provision of the constitutional documents of any of such parties;

(e)

the entry into, execution and delivery by the parties to the Transaction Documents (other than the Company) and the performance by each such party of its respective obligations thereunder do not conflict with, violate or result in any breach of any provision of any order or any court or authority or any mortgage, contract or other undertaking binding on each party to the Transaction Documents (other than the Company) affecting its respective assets;

(f)	all signatures, stamps, endorsements, attestations, certifications and seals in relation to the Transaction Documents and each Supporting Document are genuine;

(g)

no party or signatory to the Transaction Documents (other than the Company) has entered into the Transaction Documents, and no party or signatory to or issuer of any of the Supporting Documents (other than the Company) has signed, issued or delivered that Supporting Document, other than in the proper exercise of its powers, including in the best interests of the relevant party or signatory to the Transaction Documents or the relevant party or signatory to or the issuer of the relevant Supporting Document (as the case may be), and in accordance with binding fiduciary duties, or is the subject of any fraud, coercion, duress, misrepresentation or undue influence or subject to any disability which might deprive it or them of full legal capacity and competency;

(h)

all formalities and requirements under the laws of any jurisdiction relating to the Transaction Documents and the parties to them (other than the Laws in relation to the opinions expressed herein) have been complied with and no laws of any jurisdiction other than the Laws affect the conclusions in this opinion;

(i)

all parties to the Transaction Documents (other than the Company) are solvent and able to pay their debts as and when they fall due at the time each of them (other than the Company) enters into the Transaction Documents, all parties to the Transaction Documents (other than the Company) will be solvent and able to pay their debts in consequence of entering into the Transaction Documents and the transactions contemplated thereby, no party to the Transaction Documents (other than the Company) is the subject of any insolvency, bankruptcy or similar proceedings, and no action has been taken for the dissolution or winding-up of any party to the Transaction Documents (other than the Company);

(j)

all translations relied upon or reviewed for the purposes of this opinion are accurate and complete and the text of the relevant Laws where published in the relevant Official Gazette or otherwise publicly available is accurate;

(k)	all statements, representations and warranties contained in the Transaction Documents and the Supporting Documents as to fact or opinion are and remain true and correct;

(l)	there is no other fact, matter or document which would or might affect the conclusions of this opinion and which was not revealed by the Transaction Documents or Supporting Documents.

2.2	Further comments on assumptions

2.2.1

We express no opinion on the accuracy of the assumptions contained in this paragraph 2 and each statement which has the effect of limiting this opinion is independent of any other such statement and is not to be impliedly restricted by it.

2.2.2	In making the assumptions set out in this paragraph 2, we have not made any independent investigations or inquiries with respect to the matters which are the subject of those assumptions.

3.	LEGAL OPINION

Based on the foregoing and subject to the assumptions referred to above and the qualifications and reservations referred to below we are of the opinion that:

3.1	Status

The Company is duly incorporated as a Free Zone Establishment under the FZE Regulations and is in good standing under the Laws.

3.2	Corporate power

The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents, and to perform its obligations under the Transaction Documents.

3.3	Corporate authority

The Company has the corporate capacity to enter into and perform its obligations under the Transaction Documents and has taken all necessary corporate action to authorise the execution, delivery and performance of its obligations under the Transaction Documents and the consummation of the transactions contemplated thereby.

3.4	Permits, Licences and Consents

Subject to the below and the other qualifications and assumptions as set out in this opinion, no authorisations, approvals, consents, licenses, exemptions, filings or registrations with any public or official body or agency in the UAE is required to permit entry into or performance of the Transaction Documents.

4.	QUALIFICATIONS AND RESERVATIONS

The opinions expressed above are subject to the following qualifications and reservations:

4.1	Authorisation

4.1.1	All written authorities required for court proceedings should be notarised in the UAE to be admissible before the Courts.

4.1.2

All documentation before the Courts in respect of any matter to be heard by them must be in the Arabic language. In the case of documentation which is originally in a language other than Arabic, the Arabic translation (which must be prepared and certified by a translator suitably licensed by the UAE Ministry of Justice) submitted to the Courts is nevertheless deemed to be the definitive and binding version thereof for the purposes of all proceedings before such Courts.

It is left to the judge’s discretion whether or not to refer to the English language of the Transaction Documents or any of the Supporting Documents (where only in the English language) in the event of the ambiguity or contradiction with its Arabic language version.

4.2	Bankruptcy and insolvency

4.2.1

The ability of the Company to enter into the Transaction Documents may be affected by limitations arising from bankruptcy, insolvency, liquidation, reorganisation or reconstruction and other laws and general principles relating to or affecting the enforcement of creditors’ rights, as relevant. It is to be expressly noted that an examination of such laws falls outside of the scope of this opinion.

4.3	Good Standing

In the UAE there is no common form usage of the term good standing. Some Free Zones have issued Certificates of Good Standing whilst others, including the Hamriyah Free Zone Authority, have not. Accordingly for the purposes of this opinion we understand good standing to mean that the Company has paid all the necessary fees to the Hamriyah Free Zone Authority and filed all necessary documentation as required pursuant to the Laws. As there is no practical or effective means for us to independently ascertain this under the Laws, we have relied upon the certification provided by the Director in the Supporting Documents.

Yours faithfully

/s/    Hadef & Partners

HADEF & PARTNERS